SUB-ADVISORY AGREEMENT

FRANKLIN TEMPLETON INTERNATIONAL TRUST
On behalf of
TEMPLETON FOREIGN SMALLER COMPANIES FUND

THIS SUB-ADVISORY AGREEMENT made as of 4th day of January, 2008, and amended as of November 1, 2014, by and between FRANKLIN TEMPLETON INVESTMENTS CORP. (“FTIC”), an Ontario, Canada corporation, and TEMPLETON INVESTMENT COUNSEL, LLC (“TICL”), a Delaware limited liability company.

WITNESSETH

WHEREAS, FTIC and TICL are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are engaged in the business of supplying investment management services, as an independent contractor;

WHEREAS, FTIC, pursuant to an investment management agreement (“Investment Management Agreement”), has been retained to render investment advisory services to Templeton Foreign Smaller Companies Fund (the “Fund”), a series of Franklin Templeton International Trust, an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, from time to time, members of the Fund’s portfolio management team will be employed by TICL, and FTIC wishes to enter into this Agreement with TICL to enable such persons to perform their responsibilities as members of the Fund’s portfolio management team.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.         FTIC hereby retains TICL and TICL hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

(a)        Subject to the overall policies, control, direction and review of the Fund’s Board of Trustees (the “Board”) and to the instructions and supervision of FTIC, TICL agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents in the Fund. FTIC will continue to provide all research services in respect of the Fund and have full responsibility for all investment advisory services provided to the Fund.

(b)        Both TICL and FTIC may place all purchase and sale orders on behalf of the Fund.

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(c)        Unless otherwise instructed by FTIC or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FTIC or by the Board, TICL shall report daily all transactions effected by TICL on behalf of the Fund to FTIC and to other entities as reasonably directed by FTIC or the Board.

(d)       For the term of this Agreement, TICL shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. Any team members shall also be available to attend such meetings of the Board as the Board may reasonably request.

(e)        In performing its services under this Agreement, TICL shall adhere to the Fund’s investment objective, policies and restrictions as contained in the Fund’s Prospectus and Statement of Additional Information, and in the Fund’s Agreement and Declaration of Trust, and to the investment guidelines most recently established by FTIC and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

(f)        In carrying out its duties hereunder, TICL shall comply with all reasonable instructions of the Fund or FTIC in connection therewith. Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolutions has been supplied to TICL.

2.         In performing the services described above, TICL shall use its best efforts to obtain for the Fund the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Board, TICL may, to the extent authorized by law and in accordance with the terms of the Fund’s Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, TICL shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

3.         (a)        FTIC shall pay to TICL a monthly fee at the annual rate of 50% of the net investment advisory fee payable by the Fund to FTIC (the “Net Investment Advisory Fee”), calculated daily.

For purposes of this Agreement, the Net Investment Advisory Fee payable by the Fund to FTIC shall equal (i) 96% of an amount equal to the total investment management fees payable to FTIC, minus any Fund fees and/or expenses waived or reimbursed by FTIC, minus (ii) any fees payable by FTIC to Franklin Templeton Services, LLC for fund administrative services.

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The sub-advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by FTIC relating to the previous month.

 (b)       If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4.         It is understood that the services provided by TICL are not to be deemed exclusive. FTIC acknowledges that TICL may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Fund (collectively, “Clients”). FTIC agrees that TICL may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. In providing services, TICL may use information furnished by others to FTIC and TICL in providing services to other such Clients.

5.         FTIC agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

6.         During the term of this Agreement, TICL will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FTIC will be responsible for all of their respective expenses and liabilities.

7.         TICL shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FTIC or the Fund in any way, or in any way be deemed an agent for FTIC or the Fund.

8.         TICL will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where TICL may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

9.         This Agreement shall become effective as of the date first written above and shall continue in effect for two years.  If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund's Board of Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Fund's Board of Trustees as a whole.

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10.       (a)        Notwithstanding the foregoing, this Agreement may be terminated (i) at any time, without the payment of any penalty, by the Board upon written notice to FTIC and TICL, or by vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (ii) by FTIC or TICL upon not less than sixty (60) days’ written notice to the other party.

            (b)        This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Investment Management Agreement between FTIC and the Fund.

11.       (a)        In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of TICL, neither TICL nor any of its directors, officers, employees or affiliates shall be subject to liability to FTIC or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(b)        Notwithstanding paragraph 11(a), to the extent that FTIC is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”) for any acts undertaken by TICL pursuant to authority delegated as described in Paragraph 1(a), TICL shall indemnify FTIC and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

(c)        No provision of this Agreement shall be construed to protect any director or officer of FTIC or TICL from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

12.       In compliance with the requirements of Rule 31a-3 under the 1940 Act, TICL hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. TICL further agrees to preserve for periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

13.       Upon termination of TICL’s engagement under this Agreement or at the Fund’s direction, TICL shall forthwith deliver to the Fund, or to any third party at the Fund’s direction, all records, documents and books of accounts which are in the possession or control of TICL and relate directly and exclusively to the performance by TICL of its obligations under this Agreement; provided, however, that TICL shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case TICL shall provide the Fund or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

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Termination of this Agreement or TICL’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

15.       FTIC will furnish to TICL properly certified or authenticated copies of the resolutions of the Board authorizing the appointment of TICL and approving this Agreement as soon as such copies are available.

16.       Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery or by facsimile transmission and shall be effective upon receipt. Notices and communications shall be given:

(i)	to TICL:

300 S.E. 2nd Street

Fort Lauderdale, Florida 33301-1923

Facsimile: 954-527-7329

(ii)        to FTIC:

200 King Street West, Suite 1500

Toronto, Ontario, Canada M5H 3T4

Facsimile: 416-364-4708

17.       This Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida.

18.       TICL acknowledges that it has received notice of and accepts the limitations of the Fund’s liability as set forth in its Agreement and Declaration of Trust. TICL agrees that the Fund’s obligations hereunder shall be limited to the assets of the Fund, and that TICL shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

FRANKLIN TEMPLETON INVESTMENTS CORP.

By: /s/Donald F. Reed	By: /s/Dennis C. Tew
Donald F. Reed	Dennis C. Tew
President and Chief Executive Officer	Senior Vice President & Chief Financial Officer

TEMPLETON INVESTMENT COUNSEL, LLC

By: /s/Cindy L. Sweeting
Cindy L. Sweeting

      President

Sub-Advisory Agreement for TFSCF FTIC-TICL (11-01-14)

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